Exhibit 16.1

January 13, 2026

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Commissioners:

WWC, P.C. (“WWC”) has been furnished with a copy of the disclosures in the Form 6-K for the event that occurred on January 13, 2026 to be filed by WWC’s former client Jianzhi Education Technology Group Company Limited (the “Company”). WWC does not disagree with the Company’s statements regarding WWC contained in the Form 6-K filing.

WWC has no basis to agree or disagree with any other part of the Form 6-K that pertains to statement not related to WWC.

Very truly yours,

WWC, P.C.

Certified Public Accountants